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                                                                       Exhibit 5


                                January 4, 2001



Eufaula BancCorp, Inc.
218-220 Broad Street
Eufaula, Alabama 36027

                    Re: Registration Statement on Form S-8 relating to the issuance of shares of common stock of Eufaula BancCorp, Inc.

Ladies and Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by Eufaula BancCorp, Inc., a Delaware corporation (the "Company") in connection with the proposed issuance by the Company of shares of its common stock, par value of $1.00 per share, pursuant to its Directors Deferred Compensation Plan (the "Plan"). We have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, of the Registration Statement on Form S-8 referred to in the caption above relating to shares to be sold pursuant to the Plan. In this connection we have reviewed the Plan and such documents and matters of law as we have deemed relevant and necessary as a basis for the opinions expressed herein.

         Upon the basis of the foregoing, we are of the opinion that:

                  (i) The Company is a corporation duly organized and existing under the laws of the State of Delaware;

                  (ii) The shares of common stock of the Company referred to above, to the extent actually issued by the Company pursuant to the Plan, will, when so issued, be duly and validly authorized and issued and will be fully paid and non-assessable shares of common stock of the Company;

                  (iii) Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of common stock of the Company.
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January 4, 2001
Page 2

         The opinion expressed above is limited by the following assumptions, qualifications and exceptions:

         (a)   We are licenced to practice law only in the State of Alabama;

         (b) The opinion stated herein is based upon statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and we undertake no responsibility to update or supplement such opinion in the event of or in response to any subsequent changes in the law or such authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in a different opinion;

         (c) This opinion has been rendered solely for the benefit of Eufaula BancCorp, Inc., and no other person or entity shall be entitled to rely hereon without our express written consent; and

         (d) This opinion is limited to the legal matters expressly set forth herein, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. In consenting to the inclusion of our opinion in the Registration Statement, we do not thereby admit that we are a person whose consent is required pursuant to Section 7 of the Securities Act of 1933, as amended.

                                               Sincerely yours,

                                               BALCH & BINGHAM LLP

                                               By:   /s/ Michael D. Waters
                                                  ------------------------------
                                                     Michael D. Waters